EXHIBIT 10.33

AMENDMENT NO. SIX
TO
AMENDED AND RESTATED
PRIVATE LABEL CREDIT CARD PLAN AGREEMENT
BETWEEN COMENITY BANK
AND
STAGE STORES, INC.
SPECIALTY RETAILERS, INC.

THIS AMENDMENT NO. SIX (“Amendment No. 6”) to that certain AMENDED and RESTATED PRIVATE LABEL CREDIT CARD PLAN AGREEMENT entered into as of the 8th day of August, 2012 and effective as of the 1st day of August 2012 (“Agreement”) among Stage Stores, Inc. (“SSI”) and Specialty Retailers, Inc. (“SRI”) (with SSI and SRI hereinafter collectively referred to as “Stage”) and Comenity Bank (formerly known as World Financial Network Bank) (“Bank”), is entered into by and between Bank and Stage on the 12th of December, 2017 (the “Amendment No. 6 Effective Date”).

WHEREAS, Stage and Bank previously entered into the Agreement pursuant to which, among other things, Stage requested Bank to, and Bank agreed to, extend credit to qualifying individuals in the form of private label open-ended credit card accounts for the purchase of Goods and/or Services from Stage through designated Sales Channels and to issue Credit Cards to qualifying individuals under the Stage Nameplates.

WHEREAS, SRI, the wholly owned operating subsidiary of SSI and currently the employer of all Stage employees, signed the Agreement solely for purposes of Section 13.1(a) of the Agreement, thereby agreeing that the Amended and Restated Private Label Credit Card Program Agreement dated March 5, 2004 by and among SSI, SRI and Bank was terminated in its entirety upon the full execution of the Agreement and thereby terminating SRI’s status as a separate party to the Agreement effective August 1, 2012.

WHEREAS, SSI and Bank entered into Amendment No. One to the Agreement effective as of February 1, 2013, Amendment No. Two to the Agreement effective as of February 13, 2014 (no longer in effect), Amendment No. Three to the Agreement effective as of May 4, 2014 (no longer in effect), Amendment No. Four to the Agreement effective as of March 28, 2016, and Amendment No. Five to the Agreement effective as of August 11, 2017.

WHEREAS, Stage and Bank now desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the terms and conditions hereof, and for other good and valuable consideration, the receipt of which is hereby mutually acknowledged by the parties, Stage and Bank agree as follows:

1.	Definitions; References. Capitalized terms not otherwise defined in this Amendment No. 6 are used herein as defined in the Agreement.

2.	Section 13.18 Taxes. Section 13.18 is hereby deleted in its entirety and replaced with a new Section 13.18, as follows:

13.18 Taxes.
13.18.1     General. Stage will be responsible for, and agrees to pay, all sales, use, excise, and value-added taxes, or other transaction-based taxes of a similar nature (excluding personal property taxes and taxes based on Bank’s net or gross income, capital, business, general operations, or activities which shall be borne by Bank), which are imposed by the United States, any state or local government, or other taxing authority, on all goods and/or services provided to Stage by Bank under this Agreement (“Transaction Taxes”).  Provided, however, that if/when Bank seeks payment from Stage with respect to any such taxes, Bank shall deliver an itemized written invoice (or other comparable form of written documentation requesting payment and basis therefor) to Stage in a timely manner relative to when Bank determined (based on Bank's normal accounting reviews and preparation of tax documents (including any documents received from a taxing authority) of which such matter should have been a part) that Stage should pay such amount. Upon receipt of such written invoice, Stage will have no less than 60 days to (i) refute the accuracy of the amount billed; (ii) provide proof of such tax remitted directly to the taxing jurisdiction; or (iii) provide payment in full. The parties agree to cooperate with each other to minimize any applicable sales, use, or similar tax and, in connection therewith, the parties shall provide each other with any relevant tax information as reasonably requested (including resale or exemption certificates, multi-state exemption certificates, information concerning the use of assets and materials, notices of assessments or other similar documents).  Stage and Bank shall each provide and make available to the other information reasonably requested regarding the calculation of Transaction Taxes due, including evidence regarding the jurisdiction to which the goods and/or services are delivered. Bank shall identify and separately state on each invoice the amount of any Transaction Taxes arising with respect to the amounts shown on such invoice (or other comparable form of written documentation requesting payment and basis therefor). Bank confirms that it will report and timely pay the Transaction Taxes collected from Stage to the appropriate taxing authorities. All amounts set forth in this Agreement are expressed and shall be paid in U.S. dollars.

13.18.2     Recoverable Sales Tax on Written-Off Accounts. Commencing as of January 1, 2017, Bank shall notify Stage, in writing within sixty (60) days, of any amounts written-off by Bank for federal income tax purposes on Accounts (“Written-Off Accounts”), identified by Account, together with the information specified in 18 Cal. Code Regs. § 1642(e), and Bank shall sign such forms and provide any such other information as reasonably requested by Stage to enable Stage to recover any sales tax charged to any such Written-Off Account (“Recoverable Sales Taxes”). Regardless of whether a jurisdiction permits either Bank or Stage, or only Stage to make a claim for Recoverable Sales Taxes, Stage shall have the right, but not the obligation to claim a deduction on its sales tax returns for the maximum Recoverable Sales Tax amount associated with Bank’s Written-Off Accounts in its own name, or under a power of attorney in the name of Bank, as permitted by Applicable Law. Stage shall provide Bank with documentation of the amount of Recoverable Sales Taxes claimed in each jurisdiction where Stage makes such a claim.  For clarity, Bank shall not file a claim for any Recoverable Sales Taxes with any state. Nonetheless, Bank and Stage agree to maintain adequate and accurate books and records related to Written-Off Accounts for a period of five (5) years from the date of sale (or, as either party advises the other party in writing, such longer period as the statute of limitations is open for assessment, audit, filing of refund claims or the prosecution of administrative or judicial proceedings relating to such sales) and each party shall reasonably cooperate with the other party in connection with any audit conducted by a taxing authority of such party, including by providing any such books and records to the other party or to the taxing authority as are reasonably necessary or appropriate in the context of such audit, refund claim or the prosecution of administrative or judicial proceedings. Any Recoverable Sales Taxes that are claimed by Stage (whether via a deduction on Stage’s tax filings or via a refund request), shall be included as Plan Revenue in the calculation of the Monthly Net Portfolio Yield (Schedule 6.1) in the next month after which the benefit of the claim for Recoverable Sales Taxes is received (either through credit or refund).  In the event Stage is audited or assessed by a state in which Recoverable Sales Taxes have been claimed, Stage shall timely notify Bank of receipt of such notice. Bank shall be permitted to participate with Stage and shall cooperate in any such audit or assessment.  In the event Stage is audited or assessed by a state, and as a result any portion of the Bank’s tax share is repaid to the state, Bank shall repay such amount (including any penalties and interest in respect of such amount) to Stage within thirty (30) days of Stage providing written notice thereof.  Reasonable, and mutually agreed upon (such agreement not to be unreasonably withheld by either party), direct out of pocket costs incurred by either party in connection with the defense of an audit or assessment by a state, including third-party tax consulting fees, attorney fees and court costs and such sums (“Recoverable Costs”) shall be included as Operating Expenses in the calculation of the Monthly Net Portfolio Yield (Schedule 6.1) in the month following payment of costs. If Recoverable Sales Taxes are disallowed as a result of Bank’s failure to produce the information specified in 18 Cal. Code Regs. § 1642(e), then Bank will be solely responsible for all Recoverable Costs incurred by either party in connection with the defense of such audit or assessment and the full amount of any Recoverable Sales Tax repaid to the state, including any fines or penalties. Notwithstanding any provision to the contrary, if Stage fails to notify Bank of an audit in which Recoverable Sales Taxes are disallowed by the state, or if Stage refuses to permit Bank to participate in such an audit, then Bank shall not be required to repay any amount of Recoverable Sales Taxes (inclusive of penalties and interest related thereto) repaid to the state. Furthermore, if Stage ceases filing claims, Stage will consider, in good faith, providing Bank with Stage’s applicable vendor license number(s) and documents related to assignments/elections of any rights Stage may have in Recoverable Sales Taxes, necessary for Bank to file claims directly with states that allow such claims, provided that the parties reach a mutual agreement upon the allocation of any such future Recoverable Sales Taxes actually received by Bank.

1.
Counterparts; Effectiveness. This Amendment No. 6 may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all of such counterparts shall together constitute one and the same instrument.

2.
General. This Amendment No. 6 shall not be changed, modified or amended except in writing and signed by both of the parties hereto. Except as specifically amended in this Amendment No. 6, the provisions of the Agreement, as amended, remain unaffected and in full force and effect. The provisions of this Amendment No. 6 shall prevail in the event of any conflict between the provisions hereof and the provisions of the Agreement.

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IN WITNESS WHEREOF, Stage and Bank have executed this Amendment No. 6 in manner and form sufficient to bind them on the Amendment No. 6 Effective Date.

STAGE STORES, INC.	COMENITY BANK (formerly known as WORLD FINANCIAL NETWORK BANK)

By: /s/ Oded Shein__________	By: /s/ John Marion__________________

Oded Shein_________________	John Marion________________________
Printed Name	Printed Name

EVP, CFO__________________	President__________________________
Title	Title

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